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                                                                     EXHIBIT 21

                      List of Subsidiaries of Registrant

Superior Financial Corp.'s subsidiaries are as follows:

1)  Superior Bank, a federal savings bank organized under the laws of the
             United States.

   2) Superior Financial Statutory Trust I, a statutory trust organized under the laws of the state of Connecticut.